Paulson Capital Corp. Expands Board of Directors With Appointment of Dr. Denis Burger as Independent Member

PORTLAND, OR -- 09/06/2007 -- Paulson Capital Corp. ("Paulson") (NASDAQ: PLCC), parent company to Paulson Investment Company, Inc., is pleased to announce the appointment of Denis R. Burger, Ph.D. to its Board of Directors effective September 5, 2007. Dr. Burger will serve as an independent member of the Board.

Commenting on the appointment, Chet Paulson, Chairman and CEO of Paulson Capital Corp., noted, "We are very pleased to welcome Denis to our Board and expect that he will greatly complement and enhance the general corporate oversight and governance of our Company. Given his wealth of experience in the public markets, and with emerging growth companies, in particular, Denis is sure to prove to be a much valued addition to our team."

Dr. Burger retired in March 2007 after serving as Chairman and CEO of AVI BioPharma (NASDAQ: AVII) for more than 11 years. AVI is a noted pioneer in the emerging field of gene therapy, referred to as 'antisense', and currently has drugs in late stage development for applications in both cancer and cardiovascular disease. In addition, Dr. Burger serves on the Board of Directors of Trinity Biotech plc, based in Dublin, Ireland; and has been involved as a Board member or as co-founder of seven other biotech companies.

Previously, he served as a faculty member at Oregon Health Sciences University for 15 years, beginning in 1969, and was Professor of Microbiology and Immunology from 1983 through 1986. He was a Career Scientist at the Veterans Administration Medical Center in Portland from 1979 until 1986, and has published over 100 manuscripts in both medical and scientific journals. Currently, Dr. Burger is the founder and President of Yamhill Valley Vineyards, a 15,000 case winery based in Oregon that is dedicated to producing distinctive Pinot Noir from estate-grown grapes. He is also a past President of the American Vintners Association. Dr. Burger is a graduate of the University of California, Berkeley where he received his A.B. degree in Bacteriology and Immunology and his Ph.D. in Microbiology and Immunology.

About Paulson Capital Corp.

Paulson Capital Corp. is the parent company to Paulson Investment Company, Inc. Located in Portland, Oregon, Paulson Investment Company, Inc. is the Northwest's largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chet Paulson in 1970, it has managed or underwritten more than 150 public offerings and has generated more than $1 billion for client companies.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities trading operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

FOR MORE INFORMATION, PLEASE CONTACT:
Dodi Handy
President and CEO
Elite Financial Communications Group
407-585-1080
or via email at plcc@efcg.net